CITICORP MORTGAGE, INC.                                        FINANCIAL CONTROL

12855 N. OUTER FORTY DRIVE
MS 822
ST. LOUIS, MO 63141


     As of and for the year ended December 31, 1997, Citicorp Mortgage, Inc. (an indirect wholly owned subsidiary of Citicorp) and subsidiaries (the Company) has complied, in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's UNIFORM SINGLE ATTESTATION FOR MORTGAGE BANKERS. As of and for this same period, the Company had in effect fidelity bond and errors and omissions policies in the amount of $274 million.

Very truly yours,




CITICORP MORTGAGE, INC.


By:  /s/  David B. Lowman
              David B. Lowman, Managing Director-
              Mortgage Services

By  /s/  Jim B. Levites           3-4-98
            Jim B. Levites, Managing Director-
            Default Management

By  /s/  Richard G. Thornberry     3-9-98
             Richard G. Thornberry President/Chief Operating Officer

By /s/  Carl Levinson
           Carl L. Levinson, Chairman/Chief Executive Officer


February 20, 1998